EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Elsherbini
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	haly@halliburtonir.com
Craftmade International Announces Appointment of CFO
COPPELL, TEXAS, September 30, 2005 – Craftmade International, Inc. (Nasdaq: CRFT) announced the appointment of Marcus Scrudder to the position of Chief Financial Officer, effective October 3, 2005.
Mr. Scrudder, age 37, comes to Craftmade with significant experience in finance, accounting, administration and business operations. Mr. Scrudder served as Operations Manager at privately-owned Crown Equipment Corporation after it purchased the assets of Shannon Corporation in 2004, where Mr. Scrudder was employed since 1997 and served as Chief Financial Officer since 1998. Crown Equipment Corporation is the leading brand of electric lift trucks in North America and the sixth largest manufacturer of such equipment in the world. Prior to joining Shannon Corporation, Mr. Scrudder was employed by Processors Unlimited Company, Ltd., a pharmaceutical reverse distribution company, from 1993 to 1997, where he served in several capacities, including Regional Manager from 1995 through 1997. From 1991 through 1993, Mr. Scrudder worked at FoxMeyer where he was promoted to Division Controller.
Mr. Scrudder also attended the Executive Program at Southern Methodist University where he received his Masters of Business Administration and he earned a Bachelor of Business Administration in Finance from the University of Central Oklahoma.
President and Chief Executive Officer James Ridings said, “Marcus Scrudder brings an enormous amount of expertise and leadership to our organization. His experience will help us execute our plan for continued growth. I am confident that his experience will be invaluable to Craftmade and I am pleased he has joined the team.”
Mr. Ridings continued, “I would like to thank our Executive Vice President, Brad Heimann for assuming the CFO role for the past year. Craftmade achieved many milestones in corporate finance and accounting during his tenure, including the acquisition of Teiber Lighting Products, the successful completion of our Sarbanes-Oxley internal controls audit and the negotiation of our new bank revolving credit agreement. This change in accounting duties will allow Brad to focus on our strategic initiatives for the future. I am looking forward to working with Brad and Marcus in their new roles.”
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales

Press Release
Craftmade International, Inc.
September 30, 2005

representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.
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